Exhibit 10(iii)

ADMINISTRATIVE SERVICES AGREEMENT

by and between

MERIT LIFE INSURANCE CO.

and

AMERICAN HEALTH AND LIFE INSURANCE COMPANY

Effective as of April 1, 2019

TABLE OF CONTENTS

ARTICLE		Page

ARTICLE I DEFINITIONS		1
Section 1.1	Definitions	1

ARTICLE II AUTHORITY; RETAINED SERVICES		3
Section 2.1	Authority	3
Section 2.2	Violations of Applicable Law and the Administered Business	4
Section 2.3	Retained Services	4
Section 2.4	Power of Attorney	4

ARTICLE III STANDARD FOR SERVICES; FACILITIES; SUBCONTRACTING, ETC		5
Section 3.1	Services; Standard for Services	5
Section 3.2	Facilities and Personnel	5
Section 3.3	Subcontracting	5
Section 3.4	Independent Contractor	5
Section 3.5	Disaster Recovery	5

ARTICLE IV POLICY CHANGES; PRODUCERS		6
Section 4.1	Policy Changes	6
Section 4.2	Conversions	6
Section 4.3	Producers	6

ARTICLE V COLLECTIONS		6
Section 5.1	Collection Services	6

ARTICLE VI CLAIMS HANDLING		7
Section 6.1	Claim Administration Services	7
Section 6.2	Description of Claim Administration Services	7

ARTICLE VII REGULATORY AND LEGAL PROCEEDINGS		8
Section 7.1	Notice of Action	8
Section 7.2	Defense of Regulatory Complaints and Actions	8
Section 7.3	Other Actions	9
Section 7.4	Cooperation	10
Section 7.5	Company Assets and Funds	11

ARTICLE VIII CONFIDENTIAL INFORMATION		10
Section 8.1	Non-Disclosure	10
Section 8.2	Disclosure to Personnel	10
Section 8.3	Exceptions	11
Section 8.4	Disclosure Required by Law	11

ARTICLE IX MISCELLANEOUS SERVICES		11
Section 9.1	Ceded Reinsurance Contracts	11

i

ii

EXHIBIT A – MONTHLY REINSURANCE CEDING STATEMENT

SCHEDULE A - CERTAIN ADMINISTRATIVE SERVICES

SCHEDULE B - TRADEMARKS

iii

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”), effective as of April 1, 2019 (the “Effective Date”), is entered into by and between MERIT LIFE INSURANCE CO., a Texas domiciled stock insurance company (the “Company”), and AMERICAN HEALTH AND LIFE INSURANCE COMPANY, a Texas domiciled stock insurance company (the “Administrator”, and together with the Company, the “Parties”, and each a “Party”).

RECITALS

WHEREAS, Springleaf Finance Corporation, a corporation organized under the laws of the State of Indiana (the “Seller”), and Brickell Insurance Holdings LLC, a limited liability company organized under the laws of the State of Delaware (the “Buyer”), dated March 7, 2019 (the “Stock Purchase Agreement”), pursuant to which the Seller proposes to sell, and the Buyer proposes to purchase, 100% of the issued and outstanding capital stock of the Company; and

WHEREAS, as contemplated in the Stock Purchase Agreement, the Company and the Administrator entered into the Reinsurance Agreement, effective as of 12:01 a.m. Central Time on April 1, 2019 (the “Reinsurance Agreement”), pursuant to which the Administrator (in its capacity as reinsurer) agreed to indemnify the Company for (i) on a coinsurance basis, one hundred percent (100%) of the Policy Liabilities of the Company and (ii) one hundred percent (100%) of the Extra Contractual Obligations (each as defined in the Reinsurance Agreement); and

WHEREAS, under the terms of the Reinsurance Agreement, the Administrator expects to receive all future profits on the Administered Business and, in anticipation thereof, wishes to administer the business at its own expense; and

WHEREAS, the Company wishes to appoint the Administrator to provide the administrative services with respect to the business ceded under the Reinsurance Agreement, and the Administrator desires to provide such administrative services.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Definitions.      Any capitalized term used but not defined herein, unless otherwise indicated, shall have the meaning set forth in the Reinsurance Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any civil, criminal, administrative or other claim, action, suit, litigation, arbitration hearing, charge, complaint, demand, notice or other similar proceeding, in each case by or before any Governmental Entity or arbitral body.

“Administered Business” shall mean the Reinsured Contracts and the Ceded Reinsurance Contracts.

“Administrative Services” shall have the meaning specified in Section 2.1.

“Administrator” shall have the meaning specified in the Preamble.

“Administrator Breach” shall have the meaning specified in Section 19.1.

“Administrator Indemnified Parties” shall have the meaning set forth in Section 19.2.

“Agreement” shall have the meaning specified in the Preamble.

“Buyer” shall have the meaning specified in the Preamble.

“Claims” shall have the meaning specified in Section 6.1.

“Claimants” shall have the meaning specified in Section 6.2.

“Commissioner” shall have the meaning specified in Section 13.3.

“Company” shall have the meaning specified in the Preamble.

“Company Breach” shall have the meaning specified in Section 19.2.

“Company Indemnified Parties” shall have the meaning specified in Section 19.1.

“Convertible Policy” shall have the meaning specified in Section 4.2.

“Customer Information” shall have the meaning specified in Section 16.1.

“Customers” shall have the meaning specified in Section 16.1.

“Disaster Recovery Policies” shall have the meaning specified in Section 3.5.

“Effective Date” has the meaning specified in the Preamble.

“Information Security Program” shall have the meaning specified in Section 16.1.

“Liability” shall have the meaning specified in the Stock Purchase Agreement.

“Licensed Names and Marks” shall have the meaning specified in Section 18.2.

“Licensor Standards” shall have the meaning specified in Section 18.2.

“Materials” shall have the meaning specified in Section 18.2.

“Monthly Reinsurance Ceding Statement” shall have the meaning specified in Section 11.1.

“New York Court” shall have the meaning specified in Section 21.7.

“Personnel” means, with respect to any Party, the employees, officers and directors of (i) such Party or its Affiliates or (ii) agents, accountants, actuaries, attorneys, independent contractors and other third parties engaged by such Party or its Affiliates.

“Recipient” means an Affiliate of a Party that receives Confidential Information of the other Party.

“Reinsurance Agreement” shall have the meaning specified in the Preamble.

“Reinsurer” means the Administrator in its capacity as reinsurer under the Reinsurance Agreement.

“Responding Party” shall have the meaning specified in Section 8.4.

“Retained Services” shall have the meaning specified in Section 2.3.

“Security Incident” shall have the meaning specified in Section 16.2.

“Seller” shall have the meaning specified in the Preamble.

“Stock Purchase Agreement” shall have the meaning specified in the Preamble.

“Subcontractor” shall have the meaning specified in Section 3.3.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any United States federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any state or local tax on premiums written), including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

ARTICLE II

AUTHORITY; RETAINED SERVICES

Section 2.1     Authority.    Subject to Section 2.3, the Company hereby appoints the Administrator, and the Administrator hereby accepts appointment, to provide as an independent contractor of the Company, from and after the Effective Date, on the terms and subject to the limitations as set forth in this Agreement, all administrative services necessary or appropriate with respect to the Administered Business, and those set forth in this Agreement and on Schedule A, other than the Retained Services (the “Administrative Services”). At all times during the term of this Agreement, the Administrator shall hold, possess and maintain, either directly or through the appointment of Subcontractors permitted pursuant to Section 3.3, any and all licenses, franchises, permits, privileges, immunities, approvals and authorizations from any Governmental Entity that are necessary to perform the Administrative Services.

Section 2.2     Violations of Applicable Law and the Administered Business. Notwithstanding any other provision of this Agreement to the contrary, the Company shall have the right to direct the Administrator to perform any action necessary for the Administered Business or the administration thereof to comply with applicable Law or the terms of the Administered Business, or to cease performing any action that constitutes a violation of applicable Law or the terms of the Administered Business.

Section 2.3     Retained Services. The Parties hereby agree that, notwithstanding anything herein to the contrary, the Company shall, for the term of this Agreement, continue to provide on its own behalf (i) those administrative services that the Company is required by applicable Law to perform without the Administrator or a third party acting on its behalf and (ii) the preparation of accounting reports, Tax Returns, guaranty fund reports, and other reports and certifications contemplated in Articles XI and XII, in each instance, where applicable, based on information with respect to the Reinsured Contracts provided by the Administrator as contemplated therein (collectively, the “Retained Services”), in each case, (w) in accordance with the applicable terms of this Agreement, (x) in compliance with applicable Law, (y) in a professional, competent and workmanlike manner, with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances, and (z) at a level no lower than the service standards applied by the Company to other comparable insurance business administered by the Company for its own account. The Administrator shall have no obligation to provide such Retained Services but shall provide assistance with respect to the Administered Business reasonably requested by the Company in connection therewith in a timely manner to enable the Company to perform such Retained Services. The Administrator shall promptly reimburse the Company for any documented and reasonable out-of-pocket costs or expenses incurred by it in the performance of the Retained Services.

Section 2.4     Power of Attorney. Subject to the terms and conditions herein, the Company hereby appoints and names the Administrator, acting through its authorized Subcontractors, and each of their respective officers and employees, as the Company’s lawful attorney-in-fact, from and after the Effective Date for so long as the Administrator is authorized to perform the Administrative Services and solely to the extent necessary to provide the Administrative Services, (a) to do any and all lawful acts that the Company might have done with respect to the Administered Business, and (b) to proceed by all lawful means (i) to perform any and all of the Company’s obligations with respect to the Administered Business, (ii) to enforce any right and defend (in the name of the Company, when necessary) against any liability arising with respect to the Administered Business, (iii) to sue or defend (in the name of the Company, when necessary) any Action arising from or relating to the Administered Business, (iv) to collect any and all Recoveries due or payable under or relating to the Administered Business; (v) to sign (in the Company’s name, when necessary) vouchers, receipts, releases and other papers in connection with any of the foregoing matters, (vi) to enforce the rights and perform the obligations of the Company under any agency, distribution or service arrangements to the extent related to the Reinsured Contracts; (vii) to take actions necessary, as may be reasonably determined by the

Administrator, to maintain the Administered Business in compliance with applicable Law; (viii) to request form changes for the Reinsured Contracts in accordance with Article IV herein; and (ix) to do everything lawful in connection with the satisfaction of the Administrator’s obligations and the exercise of its rights under this Agreement.

ARTICLE III

STANDARD FOR SERVICES; FACILITIES; SUBCONTRACTING, ETC.

Section 3.1     Services; Standard for Services. Subject to Article II, from and after the Effective Date and thereafter during the term of this Agreement (unless otherwise specified), the Administrator shall perform the Administrative Services, and the Administrator’s performance of the Administrative Services shall comply with and be subject in all events to the standards set forth in this Section 3.1. The Administrator shall provide the Administrative Services in all material respects in accordance with the terms of the Administered Business. In addition, the Administrator shall provide the Administrative Services (i) in accordance with the applicable terms of this Agreement, (ii) in compliance with applicable Law, (iii) in a professional, competent and workmanlike manner, with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances, and (iv) at a level no lower than the service standards applied by Administrator to other comparable insurance business administered by the Administrator for its own account.

Section 3.2     Facilities and Personnel. The Administrator shall at all times maintain either directly or through the appointment of Subcontractors, sufficient facilities and trained personnel of the kind necessary to perform its obligations under this Agreement in accordance with the performance standards set forth herein.

Section 3.3     Subcontracting. The Administrator may subcontract for the performance of any Administrative Service to: (a) any Person if the service to be subcontracted is primarily a routine task or function; (b) an Affiliate of the Administrator and (c) any other Person with the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed (each such subcontracting party, a “Subcontractor”), provided that no such subcontracting shall relieve the Administrator from any of its obligations or liabilities hereunder, and the Administrator shall remain responsible for all obligations or liabilities of such Subcontractor with respect to the providing of such service or services as if provided by the Administrator.

Section 3.4     Independent Contractor. For all purposes hereof, except as explicitly set forth herein, the Administrator shall at all times act as an independent contractor and the Administrator and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, shall not be deemed an agent, lawyer, employee, representative, joint venturer or fiduciary of one another, nor shall this Agreement or the Administrative Services or any activity or any transaction contemplated hereby be deemed to create any partnership or joint venture between the Parties or among their Affiliates.

Section 3.5     Disaster Recovery. The Administrator has made available to the Company its backup, business continuation and disaster recovery plans applicable to the business of the

Administrator (the “Disaster Recovery Policies”) in effect as of the Effective Date. From time to time upon the Company’s written request, the Administrator shall deliver a copy of its then-current Disaster Recovery Policies to the Company. For as long as Administrative Services are provided hereunder, the Administrator shall, and shall cause its Affiliates to, abide by the Disaster Recovery Policies with respect to the Administered Business. At all times during the term of this Agreement, the Disaster Recovery Policies applicable to the Administered Business shall be no less protective of the Administered Business than the backup, business continuation and disaster recovery plans applicable to insurance business administered by the Administrator for its own account.

ARTICLE IV

POLICY CHANGES; PRODUCERS

Section 4.1     Policy Changes. The Administrator shall be authorized to issue, in the name of the Company from and after the Effective Date, solely to the extent required to comply with applicable Law, amendments to the Reinsured Contracts necessary for such Reinsured Contracts to comply with applicable Law or the terms of such Reinsured Contracts and shall be authorized to file and seek necessary approvals from applicable Governmental Entities, in the name of the Company, with respect to such amendments. The Administrator shall promptly notify the Company of all such amendments. This Section 4.1 does not apply to any policy change related to a change of the Company’s legal name.

Section 4.2     Conversions. If, from and after the Effective Date, any Contractholder or certificateholder under a Reinsured Contract that entitles such Contractholder or certificateholder to convert such Reinsured Contract into another policy offered by the Company (a “Convertible Policy”) requests to convert such Convertible Policy, the Administrator shall offer, or cause one of its Affiliates (which shall not be deemed to include the Company for purposes of this Section 4.2) to offer, to such holder the opportunity to convert such Convertible Policy into a policy issued by the Administrator or its Affiliate, as applicable, that complies with the conversion terms of the Convertible Policy.

Section 4.3     Producers. From and after the Effective Date, the Administrator shall have the sole and exclusive right and obligation, on behalf of the Company, to (i) monitor the performance and licensing of the producers for the Reinsured Contracts to the extent required by applicable Law, (ii) calculate and pay all commissions to producers in respect of the Reinsured Contracts and (iii) terminate producers’ authority and agreements with producers with respect to the Reinsured Contracts, provided, that the Administrator shall indemnify and hold harmless the Company Indemnified Parties from and against any and all Indemnifiable Losses incurred by any of them in connection with such actions.

ARTICLE V

COLLECTIONS

Section 5.1     Collection Services.      From and after the Effective Date and subject to Section 2.3, the Administrator shall assume all responsibility for the billing, receipt and processing of all premiums, deposits, policy loan interest or repayments and other Recoveries with respect to the Reinsured Contracts. The Administrator shall bear all collection risk and all risk of loss, theft or destruction of such amounts. If the Administrator or any of its Affiliates receives any remittance or other payment that it is not entitled to under the terms of this Agreement or the Reinsurance Agreement, the Administrator or such Affiliate shall hold such remittance or other payment in trust for the benefit of the Company, endorse any such remittance or other payment to the order of the Company and promptly transfer such remittance or other payment to the Company.

ARTICLE VI

CLAIMS HANDLING

Section 6.1      Claim Administration Services. From and after the Effective Date, subject to Section 2.3, the Administrator shall acknowledge, consider, review, investigate, deny, settle, pay or otherwise dispose of each claim for benefits and disbursements reported under each Reinsured Contract (each, a “Claim” and collectively the “Claims”).

Section 6.2      Description of Claim Administration Services.     Without limiting the foregoing, the Administrator shall:

(i)     provide claimants under the Reinsured Contracts and their authorized representatives (collectively, “Claimants”) with Claim forms and provide reasonable explanatory guidance to Claimants in connection therewith;

(ii)     establish, maintain and organize Claim files and maintain and organize other Claims-related records;

(iii)     review all Claims and determine whether the Claimant is eligible for benefits and if so, the nature and extent of such benefits;

(iv)      prepare and distribute to the appropriate recipients and Governmental Entities any Claims reports as required by applicable Law;

(v)      respond to all written or oral Claims-related communications that the Administrator reasonably believes to require a response;

(vi)      maintain a complaint log with respect to the Reinsured Contracts in accordance with applicable requirements of Governmental Entities, and at the Company’s request, provide a copy of such log;

(vii)      respond to and manage any Claims-related matters pursuant to Article VII; and

(viii)     adopt death claim processing procedures that ensure: (a) reasonable and diligent efforts are made to timely locate beneficiaries in accordance with applicable Law, (b) beneficiaries are provided notification in accordance with the applicable state’s unfair claim practice requirements and (c) interest owed on death proceeds is calculated in accordance with the applicable Reinsured Contract and the applicable state’s interest requirements.

ARTICLE VII

REGULATORY AND LEGAL PROCEEDINGS

Section 7.1     Notice of Action. If the Company or the Administrator receives notice of or otherwise becomes aware of any examination or Action instituted or threatened in writing against the Company that relates exclusively or in part to the Administered Business, such Party shall promptly notify the other Party thereof, and in no event more than five (5) Business Days after receipt of notice thereof, and shall promptly furnish to such other Party copies of all pleadings in connection therewith.

Section 7.2      Defense of Regulatory Complaints and Actions.

(a)     From and after the Effective Date, with respect to any examination or Action initiated by a Governmental Entity with respect to the Administered Business, the Administrator shall supervise and control the investigation, contest, defense and/or settlement of all such Actions at its own cost and expense, in the name of the Company when necessary, subject to Sections 2.3 and clauses (b), (c) and (d) below.

(b)     The Company authorizes the Administrator to prepare, with a copy to the Company, a response to any such examination or Action initiated by a Governmental Entity with respect to the Administered Business within the Governmental Entity’s requested time frame for response or, if no such time frame is provided, within the time frame as allowed by applicable Law; provided, that, subject to meeting such time frames, the Administrator shall provide its proposed response to the Company for its prior review and comment.

(c)     Notwithstanding anything in this Agreement to the contrary, the Company, upon written notice to the Administrator and at its own cost and expense, shall have the right at any time to supervise and exclusively control the defense and/or settlement of any examination or Action initiated by a Governmental Entity that, if successful, would reasonably be expected to materially interfere with the business, financial condition or reputation of the Company or any of its Affiliates; provided, however, the Company shall not respond to any such examinations or Actions that relate to the Administered Business without taking into account in good faith any recommendation of the Administrator provided to the Company with respect to such matters and shall not unreasonably reject such recommendation, and shall not settle or compromise any such examinations or Actions without the Administrator’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Company’s supervision and control of such examinations and Actions shall not constitute a waiver of any right to indemnification or payment that it may have under the terms of the Stock Purchase Agreement, the Reinsurance Agreement or this Agreement.

(d)     The Administrator shall not settle or compromise any examination or Action described in Section 7.2(a) without the Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) unless (i) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person by the Company or any of its Affiliates, (ii) the sole relief provided is monetary damages that are paid in full by the Administrator or its Affiliates and a full and complete release is provided to the

Company and its Affiliates and (iii) the settlement does not encumber any of the assets of the Company or its Affiliates or contain any restriction or condition that would materially adversely affect the Company or its Affiliates.

Section 7.3      Other Actions.

(a)     From and after the Effective Date, with respect to any Action with respect to the Administered Business by any Person other than a Governmental Entity, the Administrator shall:

(i)     subject to Sections 2.3 and clauses (b), (c) and (d) below, supervise and control the investigation, contest, defense and/or settlement of all such Actions at its own cost and expense, in the name of the Company when necessary; and

(ii)     keep the Company fully informed of the progress of all Actions supervised or controlled by the Administrator in which the Company is a named party and, at the Company’s request, provide to the Company a report summarizing the nature of such Action, the alleged actions or omissions giving rise to such Actions and copies of any files or other documents that the Company may reasonably request in connection with its review of such matters, in each case other than such files, documents and other information as would, in the judgment of counsel to the Administrator, lead to the loss or waiver of legal privilege.

(b)     The Company shall have the right to engage its own separate legal representation, at its own expense, and to participate fully in the defense of any Action (other than Actions brought by a Governmental Entity, which are the subject of Section 7.2) relating to the Administered Business with respect to which the Company is a named party if such Action, if successful, reasonably could be expected to materially interfere with the business, financial condition or reputation of the Company or any of its Affiliates, without waiving any right to indemnification or payment that it may have under the terms of the Stock Purchase Agreement, the Reinsurance Agreement or this Agreement.

(c)     The Administrator shall not settle or compromise any Action described in Section 7.3(b) without the Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) unless (i) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person by the Company or any of its Affiliates, (ii) the sole relief provided is monetary damages that are paid in full by the Administrator or its Affiliates and a full and complete release is provided to the Company and its Affiliates, (iii) the settlement does not encumber any of the assets of the Company or its Affiliates or contain any restriction or condition that would materially adversely affect the Company or its Affiliates and (iv) the Action neither is certified, nor seeks certification, as a class action.

(d)     The Company, upon written notice to the Administrator and at its own cost and expense, shall have the right at any time to assume sole and exclusive control over the response, defense, settlement or other resolution of any Action (other than Actions brought by a Governmental Entity, which are the subject of Section 7.2) that, if successful, reasonably could be expected to materially interfere with the business, financial condition or reputation of the Company or any of its Affiliates; provided, however, the Company shall not respond to any such Actions without taking into account in good faith any recommendation of the Administrator provided to the Company with respect to such Actions and shall not unreasonably reject such recommendation, and shall not settle or compromise any such Actions without the Administrator’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Company’s supervision and control of such examinations and Actions shall not constitute a waiver of any right to indemnification or payment that it may have under the terms of the Stock Purchase Agreement, the Reinsurance Agreement or this Agreement.

Section 7.4     Cooperation. Each Party hereto shall cooperate with and assist the controlling Party in responding to, defending, prosecuting and settling any examination or Action under this Article VII; provided, that neither Party shall be required to waive any applicable attorney-client, attorney work product or other evidentiary privileges, and provided, further that neither Party shall be required to provide the other Party access to any federal, state, or local consolidated income Tax Return that includes the responding Party or its Affiliates. Without limiting the generality of the foregoing, each of the Parties shall assist each other and cooperate with the other Party in doing all things necessary, proper or advisable in a commercially reasonable manner in connection with any and all market conduct or other Governmental Entity examinations to the extent related to the Administered Business. Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor the Administrator shall have the authority to institute, prosecute or maintain any regulatory proceeding on behalf of the other Party without the prior written consent of such other Party, except as expressly contemplated in this Agreement.

Section 7.5     Company Assets and Funds. Except as provided in Section 5.1 the Administrator will hold no funds or assets belonging to the Company. Neither Party will advance funds to the other in connection with this Agreement or the services performed hereunder.

ARTICLE VIII

CONFIDENTIAL INFORMATION

Section 8.1      Non-Disclosure. Neither Party shall, and each shall cause their Affiliates that are Subcontractors or Recipients not to, make Confidential Information of the other Party available in any form to any third party, other than a Party’s financial auditors, retrocessionaires or counsel, or to use such Confidential Information for any purpose other than to exercise their and their Affiliates that are Subcontractors or Recipients respective rights and perform their respective obligations under this Agreement. Each Party shall and shall cause its Affiliates that are Subcontractors or Recipients to, hold the other Party’s Confidential Information in confidence and to take all reasonable steps to ensure that Confidential Information is not disclosed, distributed or used by its respective Personnel in breach of this Agreement. Without limiting the foregoing, each Party shall, and shall cause its Affiliates that are Subcontractors or Recipients to, take all reasonable precautions, but not less than those employed to protect such Party’s own Confidential Information, to prevent the Confidential Information of the other Party from being disclosed, distributed or used, in whole or in part, by any person in breach of this Agreement.

Section 8.2      Disclosure to Personnel.      A Party or its Affiliates may disclose any Confidential Information received from the other Party to their respective Personnel and permitted

Subcontractors who have a need to know it for purposes of the receiving Party performing its obligations or exercising its rights hereunder, and who agree to protect the received Confidential Information from unauthorized use and disclosure in accordance with this Agreement. The receiving Party shall take appropriate actions by instruction, agreement or otherwise, with its Personnel who are permitted access to the disclosing Party’s Confidential Information or any part thereof in accordance with this Agreement, to inform them of this Agreement and obtain their compliance with the terms expressed herein.

Section 8.3     Exceptions. A Party’s “Confidential Information” does not include, and the obligation of confidentiality under this Agreement does not apply to, information that: (a) is, on the date hereof, lawfully available in the public domain or which in the future lawfully enters the public domain through no fault of the receiving Party; (b) is disclosed to the receiving Party by a third party that, in so doing, is not in breach of an independent obligation of confidentiality; (c) was lawfully in the possession of the receiving Party before the information was disclosed to it by the disclosing Party; (d) is developed by or for the receiving Party independently of the information disclosed by the disclosing Party and not in breach of an independent obligation of confidentiality; or (e) the disclosing Party consents in writing that the receiving Party may disclose

Section 8.4     Disclosure Required by Law. This Section 8.4 will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by applicable Law or valid order of a court or other Governmental Entity; provided, that a Party or any of its Affiliates that has been subpoenaed or otherwise compelled by an Applicable Law or court order to disclose Confidential Information (the “Responding Party”) shall first have given reasonably prompt written notice to the other Party of the receipt of any subpoena or other request for such disclosure and shall have made a reasonable effort, at the other Party’s direction and expense, to seek a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued. Notwithstanding the foregoing obligation of the Responding Party, nothing in this Section 8.4 shall limit or restrict the ability of the other Party to act on its own behalf and at its own expense to prevent or limit the required disclosure of Confidential Information.

ARTICLE IX

MISCELLANEOUS SERVICES

Section 9.1      Ceded Reinsurance Contracts. From and after the Effective Date, subject to Section 2.3, the Administrator shall have the authority and responsibility to, and shall, manage and administer the Ceded Reinsurance Contracts, including providing all reports and notices required with respect to the Ceded Reinsurance Contracts within the time required by the applicable Ceded Reinsurance Contract and doing all other things necessary to comply with the terms and conditions of the Ceded Reinsurance Contracts and any applicable collateral arrangements relating thereto. Without limiting the foregoing, the Administrator shall timely pay all reinsurance premiums due to reinsurers under the Ceded Reinsurance Contracts and collect from such reinsurers all reinsurance recoverables due thereunder. The Administrator shall also have the authority to exercise any of the Company’s rights with respect to trust accounts, letters of credit or other security posted for the benefit of the Company under any Ceded Reinsurance Contract. Notwithstanding the foregoing, the Company shall reasonably cooperate with

Administrator, at Administrator’s expense, in the administration of the Ceded Reinsurance Contracts to the extent that the Company’s participation is required thereunder or is reasonably requested by the counterparty to any Ceded Reinsurance Contract.

Section 9.2      Non-Guaranteed Elements. The Company will be responsible for determining all Non-Guaranteed Elements; provided, that the Administrator may provide written recommendations regarding the Non-Guaranteed Elements to the Company and, provided that such recommendations are the same as the Non-Guaranteed Elements established by the Administrator for insurance policies and contracts of the Administrator that are substantially similar to the Reinsured Policies and comply with the written terms of the Reinsured Policies, applicable Law and Actuarial Standards of Practice promulgated by the Actuarial Standards Board governing redetermination of non-guaranteed charges. The Company should consider any such recommendations and act reasonably and in good faith in determining whether to accept any such recommendations and shall not unreasonably delay implementation of any accepted recommendations for more than ten (10) Business Days after such recommendations are provided to the Company in writing. Notwithstanding the foregoing, the Company shall retain the responsibility for determining the Non-Guaranteed Elements. The Administrator acknowledges that the Company has certain indemnification rights under the Reinsurance Agreement for Indemnifiable Losses resulting from the Company’s acceptance and implementation of the Administrator’s recommendations in accordance with this Section 9.2.

Section 9.3      Contractholder Services. From and after the Effective Date subject to Section 2.3, the Administrator shall provide all Contractholder services in connection with the Reinsured Contracts.

Section 9.4      Other Services. Subject to Section 2.3, the Administrator shall provide such other administrative services as are necessary or appropriate to fully effectuate the purpose of the Reinsurance Agreement and this Agreement, including such services as are not performed by or on behalf of Company on the date hereof but the need for which may arise due to changes or developments in applicable Law and are consistent with the allocation of the services set forth herein between the Administrator and the Company.

ARTICLE X

NOTIFICATION TO CONTRACTHOLDERS

Section 10.1     Notification to Contractholders.      If required by applicable Law, the Administrator shall send to applicable Contractholders under the Reinsured Contracts a written notice prepared by the Administrator and reasonably acceptable to the Company to the effect that the Administrator has been appointed by the Company to provide the Administrative Services with respect to the Reinsured Contracts. The Administrator shall send such notice by first class U.S. mail at a time reasonably acceptable to the Company and the Administrator and in all events in accordance with applicable Law. Unless otherwise required by applicable Law, the Administrator may include such notice in a regularly scheduled mailing to such Contractholders in lieu of a separate mailing.

ARTICLE XI

MONTHLY ACCOUNTING REPORT

Section 11.1     The Administrator will furnish the Company on or before the 15th day of each month following the Effective Date and on or before the 15th day of each month thereafter until all liabilities associated with the Administered Business have expired (including post termination), a “Monthly Reinsurance Ceding Statement” showing the following information on transactions of the preceding month and year to date for the Administered Business:

(a)      The amount of premiums written, less the amount of premiums returned due to cancellation;

(b)      The amount of claims paid; and

(c)      The current unearned premium, claim, and benefit reserves;

A sample Monthly Reinsurance Ceding Statement is attached hereto as Exhibit A, which Exhibit is attached hereto and made a part of this Agreement. The Administrator will provide to the Company such other information and reports as may be reasonably required by the Company for the completion of the Company’s financial statements and internal records, at such times and in such detail as reasonably requested by the Company.

ARTICLE XII

CERTAIN ACTIONS BY COMPANY

Section 12.1      Filings. Subject to Section 2.3, the Company shall prepare and timely file any filings required to be made with any Governmental Entity that relate to the Company generally and not just to the Reinsured Contracts, including filings with guaranty associations and filings and premium Tax Returns with taxing authorities. The Administrator shall timely provide to the Company upon request all information in the possession of the Administrator with respect to the Reinsured Contracts that may be reasonably required for the Company to prepare such filings and Tax Returns.

Section 12.2      Annual Adjustment. The Company shall pay or provide to the Administrator the benefit of any Post-Effective Date Assessments which have been applied to reduce the Company’s premium tax liability (“Premium Tax Credits”). The Company shall provide to the Administrator by April 15 of each year a statement of the amount (the “Annual Adjustment”) of (i) premium taxes (including retaliatory taxes) paid with respect to premiums collected occurring during the prior calendar year (to the extent that such taxes constitute the Company’s Policy Liabilities), less (ii) estimated premium taxes paid by the Administrator to the Company with respect to such premiums under the provisions of Article XI, less (iii) Premium Tax Credits for the prior calendar year. By May 31 of each year, the Administrator shall pay to the Company the Annual Adjustment, if a positive amount, and the Company shall pay or credit to the Administrator the absolute value of the Annual Adjustment, if a negative amount.

ARTICLE XIII

REGULATORY MATTERS AND REPORTING

Section 13.1   Regulatory Compliance and Reporting. Subject to Section 2.3, upon the timely and reasonable request of the Company, the Administrator shall provide to the Company such information with respect to the Reinsured Contracts as is reasonably required to enable the Company timely to comply with regulatory and financial reporting requirements applicable to the Company from time to time. Without limiting the foregoing, the Administrator shall provide the reports and information set forth on Schedule A within the timeframes indicated therein. In addition, and without limiting the Administrator’s obligation to provide the Administrative Services hereunder, upon the timely and reasonable request of the Company, the Administrator shall promptly provide to the Company copies of all existing records relating to the Administered Business (including, with respect to records maintained in machine readable form, hard copies) that are reasonably necessary to satisfy any requirements imposed by applicable Law or any Governmental Entity upon the Company with respect to the Administered Business. All (i) such information and (ii) such records furnished in the ordinary course of business relating to the Administered Business shall be furnished at the Administrator’s sole cost and expense. Without limiting the generality of the foregoing, upon the timely and reasonable request of the Company, the Administrator shall promptly prepare and furnish to the Company all reports and related summaries (including statistical summaries) and other reports required or requested by any Governmental Entity with respect to the Administered Business. Without limiting the foregoing,

(i)     As soon as practicable but not more than 15 Business Days after the end of each month that this Agreement is in effect, the Administrator shall provide to the Company reports and summaries of transactions (and upon the reasonable request of the Company, detailed supporting records) related to the Reinsured Contracts as may be reasonably required for use in connection with the preparation of the Company’s GAAP and statutory financial statements (or any consolidated GAAP financial statements of the Company or its Affiliates, as applicable), including all premiums received and all benefits paid. The Parties shall cooperate in good faith to establish the manner for the providing of such reports.

(ii)    The Administrator shall promptly provide notice to the Company of any changes in the reserve methodology used by the Administrator in calculating statutory reserves for the Reinsured Contracts.

(iii)   Within thirty (30) Business Days after each calendar year end (or such longer time as may be agreed by the Parties) that this Agreement is in effect, the Administrator shall provide to the Company the customary actuarial reliance statement related to statutory reserves for the Reinsured Contracts, to support opinions prepared according to accepted Actuarial Standards of Practice to be issued by the Company, and as otherwise required for regulatory reporting purposes. The Administrator shall also provide supporting documentation as reasonably requested by the Company or as required by Governmental Entities or actuarial standards of practice. In the event that applicable Law imposes (a) a legal requirement on the Administrator, in its capacity as reinsurer under the Reinsurance Agreement or administrator under this Agreement, to provide an actuarial opinion as to the adequacy of statutory reserves for the Reinsured Contracts or (b) a legal requirement on the Company to obtain such an actuarial opinion from the Administrator in any such capacity, the Administrator shall timely provide such opinion to the Company in substantially the form required by applicable Law for its use in responding to the applicable Governmental Entity.

Section 13.2   Additional Reports and Updates. For so long as this Agreement remains in effect, upon reasonable notice, each Party shall from time to time furnish to the other such other reports and information related to Administered Business as may be reasonably required by such other Party for regulatory, tax or similar purposes and reasonably available to it, and such reports or information shall be prepared and delivered on a timely basis in order for the receiving Party to comply with any filing deadlines required by applicable Law or by contract.

Section 13.3   Receivership of the Company. In the event that the Company is placed in receivership or seized by the Texas Commissioner of Insurance (the “Commissioner”) under Texas Insurance Code Chapter 443:

a.       all of the rights of the Company under this Agreement shall become the rights of the Commissioner or receiver;

b.      all books and records of the Company will immediately be made available to the Commissioner or receiver and must be turned over immediately upon the request of the Commissioner or receiver;

c.       The Administrator may not terminate this Agreement without the prior written consent of the receiver or the Commissioner, as applicable; and

d.       The Administrator will continue to maintain any systems, programs, or other infrastructures used in providing services hereunder, and will make them available to the Commissioner or receiver.

ARTICLE XIV

BOOKS AND RECORDS

Section 14.1   Maintenance and Review of Books and Records.

(a)    As of and following the Effective Date, the Administrator shall maintain books and records of all transactions pertaining to the Administered Business (i) in accordance with any and all applicable Laws, (ii) in accordance with the Administrator’s internal record retention procedures and policies, and (iii) in a format accessible by the Company and its representatives. All original books and records with respect to the Reinsured Contracts shall be or remain the property of the Company and shall not be destroyed without the consent of the Company; provided, that the Administrator shall continue to have custody of such books and records for so long as is reasonably required for the Administrator to carry out its duties under this Agreement.

(b)     The Company and its representatives shall, at least once annually, monitor the Administrator to evaluate the internal controls and compliance with this Agreement with regard to the books and records maintained by the Administrator in connection with the Administered Business. The Company shall be fully responsible for the costs of such audits and shall cause such audits to be conducted by qualified persons. In addition, the Company, its duly authorized independent auditors and any applicable insurance regulator shall have the right under this Agreement to perform on-site audits of the books and records and shall have reasonable access to (i) all pertinent books and records that relate to the Administered Business for the purpose of examination, audit and inspection, and (ii) to any employees who perform the services. The Administrator shall assist the Company in any regulatory examination relating to the Administered Business and shall fully cooperate with any applicable insurance regulator during any examination, audit or inspection. All examinations, audits or inspections occurring on-site at Administrator’s offices shall be during Administrator’s normal business hours with reasonable advance notice. The cost of all examinations, audits or inspections by any Governmental Entity shall be borne by the Administrator. Nothing herein shall require the Administrator to disclose any information to the Company or its representatives to the extent such information does not pertain to the Administered Business or if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law or any contract (including any confidentiality agreement to which the Administrator or any of its Affiliates is a party) (it being understood that the Administrator shall use its reasonable best efforts to enable such information to be furnished or made available to the Company or its representatives without so jeopardizing privilege or contravening such applicable Law or contract) or require the Administrator to disclose any personnel or related records.

(c)     The Administrator shall maintain facilities and procedures that are in accordance with applicable Law and commercially reasonable standards of insurance recordkeeping for safekeeping the books and records maintained by the Administrator or its Affiliates that pertain to the Administered Business. The Administrator shall (i) back up all of its computer files relating to the Administered Business or otherwise used in the performance of the Administrative Services under this Agreement on a frequency consistent with the processes and procedures applied by the Administrator to other comparable insurance business administered by the Administrator for its own account and (ii) maintain back-up files in an off-site location in compliance with all privacy, confidentiality and data security requirements of applicable Law and the provisions of the Information Security Program.

ARTICLE XV

COOPERATION

Section 15.1      Cooperation. Each Party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement including making available to each their respective officers and employees for interviews and meetings with

Governmental Entities and furnishing any additional assistance, information and documents as may be reasonably requested by a Party from time to time.

ARTICLE XVI

PRIVACY AND DATA SECURITY; OFAC

Section 16.1 Confidentiality Obligations. In providing the Administrative Services provided for under this Agreement, and in connection with maintaining, administering, handling and transferring the data of the Contractholders and other recipients of benefits under the Reinsured Contracts, the Administrator shall, and shall cause its Affiliates and any permitted Subcontractors to, comply with any the terms of the Reinsured Contracts, applicable Law and/or regulations with respect to privacy or data security relative to Customer Information (as defined below) and the provisions of written privacy policies under which the Customer Information was gathered, and shall implement and maintain an effective information security program (the “Information Security Program”) designed to protect Customer Information in compliance with all applicable privacy laws and other applicable Law and the terms of the Reinsured Contracts:

(i)      to ensure the security, integrity and confidentiality of Customer Information;

(ii)     to protect against any anticipated threats or hazards to the security or integrity of such Customer Information; and

(iii)     to protect against unauthorized access to or use of Customer Information which could result in substantial harm or inconvenience to the owner thereof or its Affiliates, or to Customers or potential Customers thereof.

The Administrator has made copies of the primary policies and procedures of such Information Security Program in effect as of the Effective Date available to the Company, which policies and procedures are subject to the non-disclosure requirements of Section 8.1. From time to time upon the Company’s written request, the Administrator shall deliver a copy of its then-current primary policies and procedures of the Information Security Program to the Company. For as long as Administrative Services are provided hereunder, the Administrator shall, and shall cause its Affiliates to, use commercially reasonable efforts to abide by the Information Security Program with respect to the Administered Business. At all times during the term of this Agreement, the Information Security Program shall be no less protective of the Administered Business than the information security program of the Administrator applicable to the insurance business administered by the Administrator for its own account. The Administrator shall permit the Company and its representatives to audit the Administrator’s compliance with this Section 16.1 upon reasonable notice and during normal business hours, provided that such audit may occur no more frequently than annually; however, in the event that the Company reasonably determines that the Administrator is not in compliance with this Section 16.1, the Company and its representatives shall be permitted to audit the Administrator as frequently as reasonably requested by the Company. Any information obtained by the Company pursuant to such audit are subject to the non-disclosure requirements of Section 8.1. To the extent required by applicable Law, the Administrator shall also enable individual subjects of personally identifiable information, upon request from such individuals, to review and correct information maintained by the Administrator about them and to restrict use of such information.

“Customer Information” is defined as all tangible and intangible information provided or disclosed in connection with the Administered Business about present or former contract holders, annuitants, or other beneficiaries (collectively, hereinafter “Customers”) or potential Customers under the Administered Business, including, but not limited to, name, address, telephone number, email address, account or policy information, and any list, description, or other grouping of Customers or potential Customers, and any medical records or other medical information of such Customers or potential Customers and any other type of Customer information deemed “nonpublic” and protected by privacy laws and any other applicable Law.

Section 16.2      Security Incidents.

(a)     In the event that either Party discovers any breach of its security safeguards or measures that involves unlawful or otherwise unauthorized access, disclosure or use of the other Party’s Confidential Information, including Customer Information (each a “Security Incident”), such Party shall, at its cost, (A) promptly notify the disclosing Party in writing, and in no event later than forty-eight (48) hours after discovery of said Security Breach, and (B) reasonably cooperate with the disclosing Party to take commercially reasonable measures necessary to remedy any such Security Breach. The Party that has suffered such Security Breach shall, at its own expense, (i) investigate such Security Breach, (ii) to the extent practicable, remediate the effects of such Security Breach, including all commercially reasonable actions and costs to provide notification to affected customers and regulators and provide credit monitoring to affected customers as required by law or as agreed between the parties, and (iii) improve, where appropriate, its information security program based on the Security Breaches. For clarity, each Party shall pay all costs associated with any modifications to its systems made to protect such systems and Confidential Information to remedy any Security Breach. The Party that has suffered such Security Breach must cooperate with all of the other Party’s reasonable requests for information regarding any Security Breach, and the Party that has suffered the Security Breach must provide updates to the other Party on each Security Breach and the investigative action and corrective action taken.

(b)     Each Party acknowledges that the breach of its obligations under this Section 16.2 may cause irreparable injury and damages, which may be difficult to ascertain. Therefore, a Party shall be entitled to seek injunctive relief with respect to any breach or threatened breach of this Section 16.2 by the other Party and its Affiliates. This provision shall not in any way limit such other remedies as may be available to any Party at law or in equity.

Section 16.3     OFAC Compliance. The Administrator shall not process any premium payment or pay any claim with respect to any Reinsured Contract if such actions are prohibited under any applicable Law, including regulations promulgated by the Office of Foreign Assets Control of the U.S. Treasury Department implementing U.S. economic and trade sanctions against targeted foreign countries, terrorists, international narcotics traffickers, and those engaged in the proliferation of weapons of mass destruction.

ARTICLE XVII

CONSIDERATION FOR ADMINISTRATIVE SERVICES

Section 17.1 Consideration for Administrative Services. Except as set forth herein, apart from the performance by the Company of its obligations under the Reinsurance Agreement, there shall be no fee or other consideration due to the Administrator for the performance of the Administrative Services and the Administrator’s other obligations under this Agreement. Except as otherwise expressly provided herein all services provided hereunder will be at the sole expense of the Administrator with no contribution from the Company.

ARTICLE XVIII

BANK ACCOUNTS; TRADEMARKS

Section 18.1 Establishment of Bank Accounts. The Administrator shall have the right to open and/or maintain the Bank Accounts in respect of the Reinsured Contracts in accordance with the terms of the Reinsurance Agreement, provided that the Administrator shall notify the Company in writing upon opening any such Bank Account in the name of the Company.

Section 18.2 Trademarks. Administrator hereby acknowledges that the Company has adopted and is using the names and marks listed on Schedule B hereto in connection with the Reinsured Contracts (collectively, the “Licensed Names and Marks”). The Company and Administrator agree as follows:

(a)     The Company hereby grants to the Administrator and Administrator hereby accepts a non-exclusive, non-transferable, royalty-free license to use the Licensed Names and Marks in connection with the Administrative Services, including Post-Closing Policies, during the term of, and subject to the terms and conditions set forth in this Agreement. Any of the rights in the foregoing license may be sublicensed by the Administrator in connection with any contract permitted by Section 3.3; provided, that such sublicense is limited to the use of the Licensed Names and Marks in connection with the Administrative Services and does not extend the right to further sublicense any such Licensed Names and Marks. If the Administrator sublicenses any of the rights in the foregoing license, the Administrator shall remain liable for any actions or omissions by the sublicensee. The Administrator is granted no rights to use the Licensed Names and Marks, other than those rights specifically described and expressly licensed in this Agreement and no right is granted hereunder for the use of the Licensed Names and Marks in connection with any services other than the Administrative Services. Other than in connection with the Administrative Services, none of the rights licensed to the Administrator under this Section 18.2 may be assigned, sublicensed or otherwise transferred by the Administrator, nor shall such rights inure to the benefit of any trustee in bankruptcy, receiver or successor of the Administrator, whether by operation of law or otherwise, without the prior written consent of the Company, and any assignment, sublicense or other transfer without such consent shall be null and void. The merger of Administrator with or into another entity shall not constitute an assignment or other transfer of the rights licensed to the Administrator under this Section 18.2.

(b)     The Administrator agrees that it will use the Licensed Names and Marks as the Company used them prior to the Closing and that the nature of such use on the Materials (as defined below) shall be at least equal to the standard of quality maintained by the Company in connection with such Licensed Names and Marks immediately prior to the Closing and consistent with established industry practice (collectively, the “Licensor Standards”). The Administrator agrees to make available for review, upon the Company’s request, all materials that incorporate the Licensed Names and Marks including, but not limited to, advertising copy, labels, stickers, policies, brochures or other materials, including any applicable materials in connection with the Administrator’s performance under this Agreement (collectively, the “Materials”). If the Company objects to the manner in which a Licensed Name or Mark is used in connection with any Materials, the Company may request that the Administrator take, and the Administrator shall promptly take, all steps necessary to remedy any such deficiencies within fifteen (15) days after such notification, including to promptly discontinue the use of any such Materials. The Administrator shall promptly notify the Company of any material complaints received in writing from third parties regarding the products or services offered or provided under the Licensed Names and Marks and, at the request of the Company, shall reasonably cooperate with the Company in addressing and mitigating the circumstances giving rise to such complaints. The Administrator shall (a) permit the Company or its representatives reasonable access to such of the Administrator’s facilities and personnel as are actively involved in use of the Licensed Names and Marks on reasonable prior written notice, and (b) make available to the Company or its representatives for inspection specimens demonstrating the Administrator’s use of the Licensed Names and Marks on the Materials or otherwise in connection with the Licensed Names and Marks, as requested by the Company from time to time for the purpose of verifying that the Administrator’s use complies with Licensor Standards and to the extent reasonably necessary to maintain the validity of the Licensed Names and Marks and the valuable goodwill and reputation established by the Licensed Names and Marks.

(c)     The Administrator agrees not to adopt or use any service mark, logo or design confusingly similar to the Licensed Names and Marks. It is understood that the Company retains the right, in its sole discretion, to modify the Licensed Names and Marks, upon reasonable prior notice to the Administrator. Any material costs incurred by the Administrator associated with any mailings to Contractholders required under applicable Law as a result of such modification shall be reimbursed by the Company.

(d)     The Administrator recognizes the value of the goodwill associated with the Licensed Names and Marks and acknowledges that, as between the Administrator and the Company, all proprietary rights therein and the goodwill attached thereto belong exclusively to the Company. All uses of the Licensed Names and Marks by the Administrator shall, with respect to service mark ownership only, inure solely to the benefit of the Company and any registration of the Licensed Names and Marks shall be registered by the Company in its name, it being understood that the present license shall not in any way affect the ownership by the Company of the Licensed Names and Marks, each of which shall continue to be the exclusive property of the Company. The Company shall, in its own name and at its own expense, maintain appropriate service mark protection for the Licensed Names and Marks. The Administrator shall not at any time during the term of this Agreement or at any time thereafter do or cause to be done any act contesting the validity of the Licensed Names and Marks, contesting or in any way impairing or tending to impair the Company’s entire right, title and interest in the Licensed Names and Marks and the registrations thereof or adversely affecting the value of the Licensed Names and Marks or the reputation and goodwill of the Company. The Administrator shall not represent that it has any right, title or interest in the reputation and good will of the Company. The Administrator shall not represent that it has any right, title or interest in the Licensed Names and Marks other than the rights expressly granted by this Agreement.

(e)     Subject to the provisions of Article XIX hereof, except with respect to any uses of the Licensed Names and Marks not authorized under this Agreement, the Company will indemnify, defend and hold the Administrator harmless from any Losses from claims that the Licensed Names and Marks infringe on the rights of third parties. Subject to the provisions of Article XIX, the Administrator will indemnify, defend and hold the Company harmless from any Losses that arise in connection with the Administrator’s use of the Licensed Names and Marks other than as authorized under this Agreement. This Section 18.2 shall survive the termination or expiration of this Agreement.

(f)     The right to institute and prosecute actions for infringement of the Licensed Names and Marks is reserved exclusively to the Company, and the Company shall have the right to join the Administrator in any such actions as a formal party. The Company may also request, and the Administrator shall provide, assistance with respect to any such infringement action. Any such action shall be conducted at the Company’s expense. The Administrator shall provide prompt written notice to the Company of any infringement or unauthorized use of the Licensed Names and Marks of which it is aware, and agrees to assist the Company at the Company’s expense in any such action brought by the Company. It is understood, however, that the Company is not obligated to institute and prosecute any such actions in any case in which it, in its sole judgment, may consider it inadvisable to do so. Any recovery obtained by the Company as a result of any such action shall belong solely to Company.

(g)      The agreements and covenants contained in this Section 18.2 shall continue in effect until such time as this Agreement is terminated. Upon termination of this Agreement, the Administrator shall discontinue all use of the Licensed Names and Marks (but in no event will such use extend beyond sixty (60) calendar days after termination). Upon any such termination, the Administrator shall take all commercially reasonable actions necessary to effect such discontinuance. Upon termination, all of the Administrator’s rights to the Licensed Names and Marks shall revert to and continue to reside with and be owned exclusively by the Company.

ARTICLE XIX

INDEMNIFICATION

Section 19.1      Administrator’s Obligation to Indemnify.     The Administrator shall indemnify, defend and hold harmless the Company and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Company Indemnified Persons”) from and against any and all Indemnifiable Losses incurred by the Company Indemnified Persons to the extent arising from (i) any breach by the Administrator of the covenants and agreements of the Administrator contained in this Agreement (an “Administrator Breach”), (ii) any violations of applicable Law by the Administrator or its Affiliates or Subcontractors and (iii) any successful enforcement of this indemnity; provided that, the Administrator shall have no obligation to indemnify any Company Indemnified Party to the extent such Indemnifiable Loss results from (x) any act or omission resulting from the negligence or willful misconduct of the Company after the Effective Date or (y) any Company Breach.

Section 19.2     Company’s Obligation to Indemnify. The Company hereby agrees to indemnify, defend and hold harmless the Administrator and its Affiliates and their respective officers, directors, stockholders, employees, representatives, successors and assigns (collectively, the “Administrator Indemnified Persons”) from and against any and all Indemnifiable Losses incurred by the Administrator Indemnified Persons to the extent arising from (i) any breach by the Company of the covenants and agreements of the Company contained in this Agreement (a “Company Breach”) and (ii) any successful enforcement of this indemnity; provided that, the Company shall have no obligation to indemnify any Administrator Indemnified Party to the extent such Indemnifiable Loss results from (x) any act or omission resulting from the negligence or willful misconduct of the Administrator or a Subcontractor, or (y) any Administrator Breach.

Section 19.3      Definitions. As used in this Agreement:

“Indemnitee” means any Person entitled to indemnification under this Agreement;

“Indemnitor” means any Person required to provide indemnification under this Agreement;

“Indemnifiable Losses” means any and all damages, losses, Liabilities, obligations, costs and expenses (including reasonable attorneys’ fees and expenses); provided, that any Indemnity Payment (x) shall in no event include any amounts constituting punitive damages relating to the breach or alleged breach of this Agreement (except to the extent actually paid to a third party in connection with a Third Party Claim) and (y) and shall be net of any amounts recovered by or recoverable by the Indemnitee for the Indemnifiable Losses for which such Indemnity Payment is made under any insurance policy, reinsurance agreement, warranty or indemnity or otherwise from any Person other than a Party hereto, and the Indemnitee shall promptly reimburse the Indemnitor for any such amount that is received by it from any such other Person with respect to an Indemnifiable Losses after any indemnification with respect thereto has actually been paid pursuant to this Agreement;

“Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement; and

“Third Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not an Indemnitee.

Section 19.4     Applicability of Stock Purchase Agreement. The procedures set forth in Section 8 of the Stock Purchase Agreement shall apply to Losses indemnified under this Article XIX.

Section 19.5     No Duplication. To the extent that an Indemnitee has received payment in respect of an Indemnifiable Loss pursuant to the provisions of the Stock Purchase Agreement, such Indemnitee shall not be entitled to indemnification for such Indemnifiable Loss under this Agreement to the extent of such payment.

ARTICLE XX

DURATION; TERMINATION

Section 20.1     Duration.      This Agreement shall commence on the Effective Date and continue with respect to each Reinsured Contract until no further Administrative Services in respect of such Reinsured Contract are required, unless this Agreement is earlier terminated under Section 20.2.

Section 20.2     Termination.

(a)     This Agreement is subject to immediate termination at the option of the Company, upon written notice to the Administrator, upon the occurrence of any of the following events:

(i)     the Administrator has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations;

(ii)     there is a material and continuing breach by the Administrator of this Agreement and such breach is not cured within twenty (20) Business Days following receipt by Administrator of written notice of such breach from the Company;

(iii)   the Administrator fails to maintain any license, permit or authorization required to perform the Administrative Services, if such failure is not cured or remedied within twenty (20) Business Days after the date that the Administrator receives notice of such failure from the Company;

(iv)     a decree, finding, order or other stipulation shall have been entered, issued or made by a Governmental Entity, including by a court in an Action, against the Administrator or any of its Affiliates which constitutes a finding, admission or determination of non-compliance with Applicable Law involving fraud, theft, misrepresentation, breach of trust or felony criminal activity by the Administrator or any of its Affiliates and such determination has materially impacted the Administrator’s reputation with Governmental Entities or current or potential customers; or

(v)     the Company recaptures the Reinsurance Agreement pursuant to Article V of the Reinsurance Agreement.

(b)     This Agreement may be terminated at any time upon the mutual written consent of the Parties hereto, which writing shall state the effective date of termination.

(c)     In the event that this Agreement is terminated under any of the provisions of Section 20.2(a):

(i)     the Administrator and the Company shall each cooperate in the prompt transfer of the applicable Administrative Services and any books and records and other materials maintained by the Administrator related to such Administrative Services (or, where required by applicable Law, copies thereof) to the Company or the Company’s designee reasonably acceptable to the Administrator;

(ii)      the Administrator shall use its reasonable best efforts to provide the Company or a replacement servicer designated by the Company with a license to, or seek to obtain consents of third parties for the use of, software and systems used by the Administrator in performing the Administrative Services as reasonably necessary to permit the Company or such replacement servicer to perform the Administrative Services for a reasonable period following such termination, such that the Company or such replacement servicer shall be able to perform the applicable Administrative Services without interruption following termination of this Agreement; and

(iii)      except in the case of a termination pursuant to Section 20.2(a)(v), the Administrator shall reimburse the Company for (A) reasonable out-of-pocket costs for transitioning the Administrative Services to a substitute provider reasonably acceptable to the Company, (B) any reasonable fees paid to any such substitute provider in connection with the performance of any Administrative Services and (C) any reasonable out-of-pocket costs incurred by the Company with respect to the Administrative Services after termination of this Agreement.

ARTICLE XXI

GENERAL PROVISIONS

Section 21.1      Schedules and Exhibits. The Schedules and Exhibits to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein.

Section 21.2     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally or by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)      if to the Company (following the Closing):

Merit Life Insurance Co.

600 Brickell Ave., 19th Floor

Miami, Florida

Email: JBeruff@777part.com

Attention: Jorge Beruff

(b)     if to the Administrator:

American Health and Life Insurance Company

3001 Meacham Blvd.
Fort Worth, TX 76137

Fax: (817) 820-5803

Email: Gregg.H.Lehman@omf.com

Attention: General Counsel

Notice given by personal delivery or overnight courier shall be effective upon actual receipt.

Section 21.3    Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. All references herein to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. Whenever the word “Dollars” or the”$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars. This Agreement has been fully negotiated by the Parties hereto and shall not be construed by any Governmental Entity against either Party by virtue of the fact that such Party was the drafting Party.

Section 21.4    Entire Agreement; Third Party Beneficiaries. This Agreement (including all exhibits and schedules hereto) and the Reinsurance Agreement constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. Except as set forth in Article XIX with respect to the Administrator Indemnified Parties and the Company Indemnified Parties, this Agreement is not intended to confer upon any Person other than the Parties hereto and their successors and permitted assigns any rights or remedies.

Section 21.5    Governing Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 21.6    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise (other than by operation of law in a merger), by either Party without the prior written consent of the other Party, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 21.7      Jurisdiction; Enforcement.

(a)     Each of the Parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the United States or any state court, which in either case is located in the City and County of New York (each, a “New York Court”) for purposes of enforcing this Agreement or determining any claim arising from or related to the transactions contemplated by this Agreement. In any such action, suit or other proceeding, each of the Parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper; provided, that nothing set forth in this sentence shall prohibit any of the Parties hereto from removing any matter from one New York Court to another New York Court. Each of the Parties hereto also agrees that any final and unappealable judgment against a Party hereto in connection with any action, suit or other proceeding will be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment. Any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered or sent in accordance with Section 21.2, constitute good, proper and sufficient service thereof.

(b)     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.7.

Section 21.8      Severability; Amendment; Modification; Waiver.

(a)     Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b)     This Agreement may be amended, or a provision hereof waived, only by a written instrument signed by each of the Administrator and the Company.

(c)     No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 21.9 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity. The Parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.

Section 21.10 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party. Each Party may deliver its signed counterpart of this Agreement to the other Party by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

Section 21.11 Survival. Articles XVI, XIX, XX and XXI shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the Company and the Administrator have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

MERIT LIFE INSURANCE CO.

By:	/s/ Ron Neal
Name: Ron Neal
Title: Chief Financial Officer

AMERICAN HEALTH AND LIFE INSURANCE COMPANY

By:	/s/ Dava Carson
Name: Dava Carson
Title: President

[Administrative Services Agreement]

EXHIBIT A

MONTHLY REINSURANCE CEDING STATEMENT

	Merit Life Insurance Co. Direct Business Month-to-Date			Merit Life Insurance Co. Direct Business Year-to-Date			Merit Life Insurance Co. Direct Business Inception-to-Date

	ORDINARY	CREDIT	TOTAL	ORDINARY	CREDIT	TOTAL	ORDINARY	CREDIT	TOTAL
Net Premiums Written	–	–	–	–	–	–	–	–	–
Beginning UPR	–	–	–	–	–	–	–	–	–
Ending UPR	–	–	–	–	–	–	–	–	–
Earned Premium	–	–	–	–	–	–	–	–	–

Paid Claims	–	–	–	–	–	–	–	–	–
Beginning Claim Reserve	–	–	–	–	–	–	–	–	–
Ending Claim Reserve	–	–	–	–	–	–	–	–	–
Losses Incurred	–	–	–	–	–	–	–	–	–

Beginning Benefit Reserve
Ending Benefit Reserve

	Merit Life Insurance Co. Assumed Business Month-to-Date			Merit Life Insurance Co. Assumed Business Year-to-Date			Merit Life Insurance Co. Assumed Business Inception-to-Date

	ORDINARY	CREDIT	TOTAL	ORDINARY	CREDIT	TOTAL	ORDINARY	CREDIT	TOTAL
Net Premiums Written	–	–	–	–	–	–	–	–	–
Beginning UPR	–	–	–	–	–	–	–	–	–
Ending UPR	–	–	–	–	–	–	–	–	–
Earned Premium	–	–	–	–	–	–	–	–	–

Paid Claims	–	–	–	–	–	–	–	–	–
Beginning Claim Reserve	–	–	–	–	–	–	–	–	–
Ending Claim Reserve	–	–	–	–	–	–	–	–	–
Losses Incurred	–	–	–	–	–	–	–	–	–

Beginning Benefit Reserve
Ending Benefit Reserve

	Merit Life Insurance Co. Ceding To American Health and Life Insurance Company Month-to-Date			Merit Life Insurance Co. Ceding To American Health and Life Insurance Company Year-to-Date			Merit Life Insurance Co. Ceding To American Health and Life Insurance Company Inception-to-Date

	ORDINARY	CREDIT	TOTAL	ORDINARY	CREDIT	TOTAL	ORDINARY	CREDIT	TOTAL
Net Premiums Written	–	–	–	–	–	–	–	–	–
Beginning UPR	–	–	–	–	–	–	–	–	–
Ending UPR	–	–	–	–	–	–	–	–	–
Earned Premium	–	–	–	–	–	–	–	–	–

Paid Claims	–	–	–	–	–	–	–	–	–
Beginning Claim Reserve	–	–	–	–	–	–	–	–	–
Ending Claim Reserve	–	–	–	–	–	–	–	–	–
Losses Incurred	–	–	–	–	–	–	–	–	–

Beginning Benefit Reserve
Ending Benefit Reserve

SCHEDULE A

CERTAIN ADMINISTRATIVE SERVICES

1.	Information and Reports

a)	Provide necessary information related to the Administered Business for the Company to complete all required state filings, including the direct business state pages. Information to be provided will include number of policies, amounts for each of these categories, unpaid death benefits, incurred amount, and settlements (payment in full, payment on compromised claims, reduction by compromise, amounts rejected). Administrator will also provide policy exhibit roll forward information and other changes to in force and in force end of current year.

b)	Cooperate, as reasonably requested by the Company and its independent auditors in their conduct of annual audits of the Company’s statutory financial statements, and the Company’s financial statements prepared pursuant to GAAP to the extent related to the Administered Business, including reasonable access to the books and records relating to the performance of the Administrative Services by Administrator and other information reasonably deemed relevant to the audit.

c)	Support reasonable requirements for information relating to the Administered Business in connection with rating agency surveys, including: AM Best, S&P, Moody’s and Fitch.

d)	Support reasonable requests in connection with the Company’s preparation of federal and state income, franchise, and excise tax accruals and returns, to the extent related to the Administered Business.

e)	Providing the Company with information related to the Ceded Reinsurance Contracts to complete internal and external reporting related to reinsurance, including (to the extent available using commercially reasonable efforts) (a) quarterly in-force files from any applicable reinsurance administration system used by Administrator in respect of the Reinsured Contracts and (b) current data files used as inputs in any applicable reinsurance administration system used by Administrator with respect to the Reinsured Contracts and output from system cycle runs (Billing and In force) related to the Reinsured Contracts.

2.	Regulatory/Legal

a)	Drafting of endorsements, amendments, contracts and other legal documents with respect to the Reinsured Contracts as required of the Administrator by the terms of the Agreement.

b)	Providing on a monthly basis a list of all reported and discovered deaths of insureds under the Reinsured Contracts to enable the Company to comply with state death claim sharing requirements.

Sch. A- 1

c)	Providing information to the Company related to the Reinsured Contracts upon request in order to allow the Company to timely comply with state unclaimed property laws and submit escheat filings.

d)	As required by the terms of the Agreement, preparing, signing and filing on the Company’s behalf with insurance regulatory authorities all applications and regulatory filings for endorsements, amendments, contracts and other legal documents, including rate and form filings, with respect to the Reinsured Contracts.

e)	Providing all reasonable and appropriate cooperation and assistance to the Company in connection with its anti-money laundering (AML) and Office of Foreign Assets Control (OFAC) Procedures to the extent related to the Administered Business, as the same may be amended from time to time by the Company to comply with applicable laws and regulations.

Sch. A- 2

SCHEDULE B

TRADEMARKS

Country	Mark	Owner	Classes	Reg. Date	Reg. No.
U.S.A.	MERIT LIFE INSURANCE CO.	Merit Life Insurance Company	36	7/16/68	0852932

Sch. B- 1